Exhibit 99
Audit report
Jo-Ann Stores, Inc. Associate Stock Ownership Plan

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Advisory Committee of Jo-Ann Stores, Inc. Associate Stock Ownership Plan:
We have audited the accompanying statements of financial condition of the Jo-Ann Stores, Inc. Associate Stock Ownership Plan as of December 31, 2009 and 2008, and the related statements of operations and changes in participants’ contributions for the years then ended. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Plan’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Plan’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Plan at December 31, 2009 and 2008, and the results of its operations and changes in participants’ contributions for the years then ended, in conformity with U.S. generally accepted accounting principles.
/s/ Ernst & Young LLP
Cleveland, Ohio
March 5, 2010

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Advisory Committee of Jo-Ann Stores, Inc.
Associate Stock Ownership Plan
We have audited the accompanying statement of operations and changes in participants’ contributions of the Jo-Ann Stores, Inc. Associate Stock Ownership Plan (the Plan) for the year ended December 31, 2007. This financial statement is the responsibility of the Plan’s management. Our responsibility is to express an opinion on this financial statement based on our audit.
We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. The Plan is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Plan’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
In our opinion, the financial statement referred to above presents fairly, in all material respects, the results of the Plan’s operations and changes in participants’ contributions for the year ended December 31, 2007, in conformity with accounting principles generally accepted in the United States of America.
/s/ GRANT THORNTON LLP
Cleveland, Ohio
March 21, 2008

Jo-Ann Stores, Inc.
Associate Stock Ownership Plan
STATEMENTS OF FINANCIAL CONDITION
As of December 31, 2009 and 2008

	2009	2008
ASSETS

Receivable from employer, net	$490,812	$495,876

Total assets	$490,812	$495,876

LIABILITIES

Liability to participants for future Stock purchases	$490,812	$495,876

Total liabilities	$490,812	$495,876

Net assets available for plan benefits	$—	$—

The accompanying notes to financial statements are an integral part of these statements.

Jo-Ann Stores, Inc.
Associate Stock Ownership Plan
STATEMENTS OF OPERATIONS AND
CHANGES IN PARTICIPANTS’ CONTRIBUTIONS
For the Years Ended December 31, 2009, 2008 and 2007

	2009	2008	2007

Participant contributions, net	$1,700,228	$1,822,302	$2,024,475
Employer contributions	300,934	333,263	374,279

Total additions	2,001,162	2,155,565	2,398,754

Stock purchases	2,001,162	2,155,565	2,398,754

NET ADDITIONS	$—	$—	$—

Net assets available for benefits:

Beginning of year	—	—	—

End of year	$—	$—	$—

The accompanying notes to financial statements are an integral part of these statements.

Jo-Ann Stores, Inc.
Associate Stock Ownership Plan
NOTES TO FINANCIAL STATEMENTS
December 31, 2009
NOTE 1 — DESCRIPTION OF THE PLAN
The Jo-Ann Stores, Inc. Associate Stock Ownership Plan (the Plan) represents rules adopted April 2, 2008 which replaces and supersedes the Jo-Ann Stores, Inc. Associate Stock Ownership Plan that was adopted April 1, 1999 as part of the Company’s 1998 Incentive Compensation Plan. The Plan is administered by the Compensation Committee of the Board of Directors (Committee) of Jo-Ann Stores, Inc. (the Company) and is scheduled to expire in June 2018. Participants should refer to the Plan document for a more complete description of the Plan’s provisions.
General
The Plan is an employee stock purchase plan that allows participants to acquire a proprietary interest in Jo-Ann Stores, Inc. Common Stock (Stock) (trades on the New York Stock Exchange under the ticker symbol “JAS”) through payroll deductions. Payroll deductions for the purpose of purchasing Stock are accumulated during two six-month periods, April 1 to September 30 and October 1 to March 31 (Accumulation Periods). At the end of each Accumulation Period, the participants’ accumulated payroll deductions are used to purchase shares, or fractional shares, of Stock. The shares are purchased for a share price (Purchase Price) equal to 85% of the lesser of (1) the closing price of a share of Stock on the first trading day of the Accumulation Period or (2) the closing price of a share of Stock on the last trading day of the Accumulation Period.
The number of shares of Common Stock authorized for sale over the term of the Plan shall be limited to 600,000 shares. Under the previous Plan and subject to limitations set forth in the 1998 Incentive Compensation Plan, the maximum number of shares which may have been purchased under the Plan for any fiscal year of the Company was 1,000,000 shares. Shares purchased under the Plan may be authorized and unissued shares, treasury shares, outstanding shares reacquired in private transactions or open market purchases, or any combination of any of the foregoing, as determined by the Committee. During the 2009 Plan year, participants purchased 123,153 shares of Stock at a discounted weighted average share price of $13.85. At December 31, 2009, the participants had purchased 1,794,857 shares of Stock since the Plan’s inception at a discounted weighted average share price of $11.06.
The Plan is neither qualified under Section 401(a) of the Internal Revenue Code (IRC) of 1986, as amended, nor subject to any of the provisions of the Employee Retirement Income Security Act of 1974, as amended (ERISA).
Eligibility
All employees, except temporary and seasonal employees, as defined by the Plan document, are eligible to participate in the Plan. Eligible employees may only enroll in the Plan at the beginning of an Accumulation Period. Employees who are directors or officers of the Company may participate in the Plan only in accordance with the requirements of Rule 16b-3 under the Securities Exchange Act of 1934.

Jo-Ann Stores, Inc.
Associate Stock Ownership Plan
NOTES TO FINANCIAL STATEMENTS — CONTINUED
December 31, 2009
NOTE 1 — DESCRIPTION OF THE PLAN (Continued)
Stock Purchases
On the last trading day of each Accumulation Period, the amount of each participant’s accumulated payroll deduction is applied towards the purchase of shares of Stock. The number of shares purchased is determined by dividing the participant’s total contribution by the per share Purchase Price applicable for that Accumulation Period. Purchased shares of Stock are then issued by the Company and transferred to a brokerage account outside of the Plan in the name of the participant. Participants are required to hold shares for a minimum period of six months following their purchase.
Participant Contributions
Participants may elect to defer 1% to 15% of their “Covered Compensation” (as defined in the Plan) on an after-tax basis for the purchase of Stock with a maximum purchase of the lesser of 2,000 shares per Accumulation Period or $25,000 worth of Stock at fair market value per calendar year. Participants may only change their deduction percentages at the beginning of an Accumulation Period, but may cease making contributions at any time. No interest accrues or is paid on participants’ accumulated payroll deductions. Once made, the Company may use the payroll deductions for any corporate purpose, and the Company has no obligation to segregate employees’ payroll deductions from any other funds of the Company or to hold funds representing the same pending the application thereof to the purchase of shares at the end of each Accumulation Period in accordance with the Plan.
Employer Contributions
The 15% discount from market value granted to Plan participants on the purchase of Stock at the end of each Accumulation Period represents the Company’s non-cash contribution to the Plan. These contributions amounted to $300,934, $333,263 and $374,279 for the years ended December 31, 2009, 2008 and 2007, respectively.
Participant Refunds
Plan participants may withdraw from the Plan at any time by properly notifying the Company. A participant’s accumulated payroll deductions prior to withdrawal from the Plan will continue to be applied toward the purchase of shares of Stock on the last trading day of the Accumulation Period, or may be refunded in full to the employee at the time of withdrawal from the Plan.
Participants who terminate their employment relationship with the Company are not eligible to continue in the Plan. All payroll deductions accumulated during the Accumulation Period through the date of such cessation of employment will be refunded to the employee or in the event of the employee’s death, to his or her estate. Total participant refunds amounted to $77,710, $89,458 and $83,017 for the years ended December 31, 2009, 2008 and 2007, respectively.

Jo-Ann Stores, Inc.
Associate Stock Ownership Plan
NOTES TO FINANCIAL STATEMENTS — CONTINUED
December 31, 2009
NOTE 1 — DESCRIPTION OF THE PLAN (Continued)
Plan Termination
Although it has not expressed any intent to do so, the Company has the right under the Plan to terminate the Plan at any time. Upon termination of the Plan, all payroll deductions not used to purchase Stock would be refunded to Plan participants.
NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Accounting
The accompanying financial statements are prepared on the accrual basis of accounting.
Administrative Expenses
The Company bears all costs in connection with the Plan, including administrative and audit fees as well as all fees associated with the issuance of Stock. Administrative expenses related to the Plan amounted to $39,520, $62,892 and $28,644 for the years ended December 31, 2009, 2008 and 2007, respectively.
Estimates
The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.
Subsequent Events
The Company has evaluated subsequent events through the date of the issuance of the financial statements. There were no subsequent events requiring recognition or disclosure in the financial statements.
NOTE 3 — INCOME TAX STATUS
The Plan fulfills the requirements of an “employee stock purchase plan” as defined in Section 423 of the IRC. As such, the Plan is not required to file income tax returns or pay income taxes. Under Section 423, a participating employee will recognize no income, and the Company will be entitled to no deduction, for federal income tax purposes when an employee enrolls in the Plan or when a participant purchases shares of Stock under the Plan.